EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Forms S-3 (File No. 333-163950, effective January 10, 2010) and on Forms S-8 (File No. 333-160660, effective July, 17, 2009, File No. 333-125021, effective May, 18, 2005, File No. 333-41115, effective November 26, 1997, File No. 333-41125, effective November 26, 1997, File No. 333-41131, effective November 26, 1997, and File No. 333-41135, effective November 26, 1997).

/s/ GRANT THORNTON LLP

Orlando, Florida

February 26, 2010